EXHIBIT 99.1

CONTACT:

Tom Steinbauer Senior Vice President of Finance, Chief Financial Officer Ameristar Casinos, Inc. (702) 567-7000

AMERISTAR FOURTH QUARTER RESULTS
CAP A YEAR OF RECORD RESULTS IN 2003

Las Vegas, Nevada, February 2, 2004–Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced fourth quarter 2003 results that exceeded management’s previously issued guidance. Ameristar also announced record results for the year ended December 31, 2003.

Financial Highlights

•	Consolidated net revenues of $197.1 million for the fourth quarter of 2003, representing an 8.5% increase from the 2002 fourth quarter. Record consolidated net revenues of $782.0 million for 2003, an increase of 12.0% from 2002.

•	Consolidated operating income of $31.4 million for the fourth quarter of 2003, representing a 24.8% increase from the 2002 fourth quarter. Record consolidated operating income of $139.9 million for 2003, a 21.5% increase from 2002.

•	Consolidated EBITDA (a non-GAAP financial measure which is defined and reconciled with operating income below) of $48.3 million for the fourth quarter of 2003, representing an increase of 21.3% from the 2002 fourth quarter. Record consolidated EBITDA of $203.5 million for 2003, an increase of 24.2% from 2002.

•	Diluted earnings per share of $0.35 for the fourth quarter of 2003, representing an increase of 84.2% from the 2002 fourth quarter. Record diluted earnings per share of $1.76 for 2003, an increase of 17.3% from 2002. Analysts’ latest consensus estimates for the fourth quarter and full year 2003, as reported by Thompson First Call, were $0.34 and $1.76, respectively.

•	We decreased our long-term debt by $81.6 million in 2003, including prepayments of $15.8 million in the fourth quarter of 2003 and $49.9 million for the full year. Our leverage ratio (as defined in our senior credit agreement) at December 31, 2003 had improved to 3.5 times, improving our position for future expansion of our existing operations and growth opportunities in new markets.

     Operational Highlights

•	We were number one in gaming market share in all of our markets for both the fourth quarter of 2003 and the full year 2003, and at the same time improved our operating income and EBITDA margins year-over-year for both periods.

•	We led our markets in the introduction of coinless slot technology at our Ameristar branded properties with approximately 75% of the slot machines coinless at the end of 2003. We expect to have approximately 100% of the slot machines at these properties coinless by the end of 2004.

•	We introduced the “All New Ameristar Kansas City” in September 2003, which features a completely renovated casino floor and many new dining and entertainment venues.

•	We completed a total renovation of the buffet and kitchen at Ameristar Vicksburg, rebranding the venue as the Heritage Buffet, in December 2003 and plan to construct a meeting room and enhance certain common areas of the casino vessel in the first quarter of 2004.

     “During 2003, we continued to successfully execute our key operating strategies designed to enhance the overall excitement of our facilities and improve our profitability,” said Craig H. Neilsen, Chairman and CEO. “These strategies include capital enhancements at our premier properties, the implementation of leading slot technology and utilization of effective and efficient targeted marketing programs. We believe our record financial results for 2003 validate the effectiveness of our business strategies and strength of the Ameristar brand. We believe we are well positioned for continued financial success and future expansion.”

Financial Results

     Net Revenues

     Net revenues for the fourth quarter of 2003 increased to $197.1 million, an 8.5% improvement from the prior-year quarter, led by double-digit percentage increases at Ameristar St. Charles, Ameristar Council Bluffs and Ameristar Vicksburg. Ameristar Kansas City posted a 5.8% increase in net revenues as the property completed its first full quarter of operations since the introduction of the “All New Ameristar Kansas City.” In Jackpot, net revenues declined 1.4%; the Jackpot properties continue to be negatively impacted by increased competition from an Idaho Native American gaming facility which is closer to a portion of our market area and were also affected by adverse weather conditions in the fourth quarter of 2003.

     For the fourth quarter of 2003, each of our properties ranked number one in gaming market share in its respective market. Ameristar Kansas City regained its market share lead following the completion of the “All New Ameristar Kansas City” in September 2003, with a 35.7% share of the market. Ameristar St. Charles posted a market share of 32.0%, which represents its highest quarterly market share since the opening of the new facility in August 2002. Ameristar Council Bluffs and Ameristar Vicksburg extended their long-time market leadership positions, reporting market shares of 40.1% and 43.5%, respectively. Management believes that Ameristar Vicksburg benefited from the sale of one of its competitors in October 2003.

     Casino revenues for the fourth quarter of 2003 were $193.6 million, an increase of $15.3 million, or 8.6%, versus the prior-year quarter, including increases in slot revenues and table games revenues of 14.1% and 4.8%, respectively. We believe this increase is attributable to the continued successful execution of our operating strategies. In the fourth quarter of 2003, non-gaming revenues increased $4.3 million, or 12.6%, compared to the prior-year quarter. Food and beverage revenues were up 13.8% quarter-over-quarter as a result of the major enhancements to the Ameristar Kansas City dining and entertainment venues.

     For the full year, we earned record net revenues of $782.0 million, an increase of $84.0 million, or 12.0%, over 2002. The most significant increase occurred at Ameristar St. Charles, which improved by $66.1 million, or 34.7%, as the property completed its first full year of operations with the new, much larger facility. Net revenues at Ameristar Council Bluffs increased by $11.3 million, or 7.8%, as the property continued to extend its market share lead.

     Casino revenues for the year ended December 31, 2003 increased $81.7 million or 12.0%, from 2002, including increases in slot revenues and table games revenues of 16.5% and 10.4%, respectively. Non-gaming revenues increased $26.9 million, or 21.9%, in 2003 as compared to the prior year. The increase in non-gaming revenues was primarily due to a full year of operations of the new dining and entertainment venues at Ameristar St. Charles, which were completed in August 2002, and the major enhancements to the Ameristar Kansas City dining and entertainment venues during 2003.

     Operating Income and EBITDA

     In the 2003 fourth quarter, operating income increased 24.8% from the prior-year quarter to $31.4 million, notwithstanding a 5.9% increase in operating expenses, and EBITDA increased 21.3% to $48.3 million. Operating income and EBITDA for the fourth quarter of 2003 included a benefit for sales and use tax refunds of $1.2 million. Consolidated EBITDA margin improved dramatically, from 21.9% in the fourth quarter of 2002 to 24.5% in the fourth quarter of 2003, led by Ameristar Council Bluffs, which reported an EBITDA margin of 36.1%, an increase of 6.1 percentage points over the 2002 quarter. Ameristar St. Charles also improved its EBITDA margin to 31.7% in the 2003 quarter, due to a combination of revenue growth and increased operating efficiencies. At Ameristar Kansas City, EBITDA margin improved to 25.0% in the fourth quarter of 2003 from 22.8% in the fourth quarter of 2002. Management continues to focus on improving the margins at Ameristar Kansas City through labor efficiencies and other cost management initiatives. EBITDA margin declined quarter-over-quarter at both Ameristar Vicksburg and the Jackpot properties due to higher health care costs and general and administrative expenses. The improvements to consolidated operating income and consolidated EBITDA were achieved despite a $2.4 million increase in corporate expense for the same period. Corporate expense increased substantially as a result of the continued growth of the Company, the consolidation of certain management functions at the corporate level and the addition of corporate staff to position us for future expansion, and we expect this trend to continue in 2004.

     Depreciation and amortization expense increased $2.2 million, from $14.7 million in the fourth quarter of 2002 to $16.9 million in the fourth quarter of 2003, primarily due to the increase in our depreciable assets resulting from the enhancement and renovation projects at Ameristar Kansas City and the implementation of coinless slot technology at all of our properties.

     For the full year 2003, operating income and EBITDA reached record levels of $139.9 million and $203.5 million, respectively. Corporate expense increased $8.2 million, or 28.8%, in 2003 as a result of the consolidation of certain management functions at the corporate level, the addition of corporate staff, higher management bonuses, and costs incurred in 2003 related to the unsuccessful pursuit of a corporate acquisition.

     Depreciation and amortization expense increased to $63.6 million for the year ended December 31, 2003 from $48.7 million in 2002. The increase was primarily due to a substantial increase in depreciable assets resulting from the completion of the new

St. Charles facility in August 2002 and the implementation of coinless slot technology at all of our properties.

     Net Income and Diluted Earnings Per Share

     For the fourth quarter of 2003, net income and diluted earnings per share were $9.5 million and $0.35 per share, respectively, compared to $5.0 million and $0.19 per share, respectively, for the fourth quarter of 2002. Diluted earnings per share in the 2003 quarter benefited by $0.03 from the credit for sales and use tax refunds. Interest expense for the 2003 fourth quarter was $15.9 million, net of capitalized interest of $0.3 million, versus interest expense for the 2002 fourth quarter of $17.3 million, net of capitalized interest of $0.4 million. The decline in interest expense was due to a decrease in our long-term debt levels and lower interest rates on our senior credit facilities during 2003. During the three months ended December 31, 2003, we prepaid $15.0 million of principal under our senior credit facilities, which resulted in a loss on early retirement of debt of $0.3 million.

     Net income for the full year 2003 increased to $47.6 million from $40.5 million in 2002, and diluted earnings per share improved to $1.76 from $1.50. Interest expense, net of capitalized interest from our ongoing construction projects, for 2003 increased to $64.3 million from $51.2 million in 2002 due to a substantial decrease in capitalized interest following the opening of the new St. Charles facility in August 2002. In 2003, we recorded capitalized interest of $1.6 million, primarily related to the enhancement and renovation projects at Ameristar Kansas City. Capitalized interest in 2002 was $17.9 million and was primarily related to the new St. Charles facility.

     Our effective income tax rates for the quarter and year ended December 31, 2003 were 37.7% and 37.0%, respectively, compared to 37.3% and 36.5%, respectively, for the prior-year periods. The federal statutory rate was 35.0% in each year. The differences from the statutory rate were due to the effects of certain expenses we incurred which are not deductible for federal income tax purposes and certain tax credits.

Liquidity and Capital Resources

     Our financial position remains strong, with approximately $78.2 million in cash and cash equivalents and $68.5 million of available borrowing capacity under our senior credit facilities at December 31, 2003. During 2003, we reduced our long-term debt by $81.6 million, including prepayments of $35.0 million of principal under our senior credit facilities and $14.9 million of other long-term debt. Capital expenditures for 2003 totaled $69.2 million, and included expenditures for the renovation of the casino, dining and entertainment areas at Ameristar Kansas City, capital enhancements at other properties, purchases of coinless slot machines and the implementation of new marketing and operations technology. For the year ended December 31, 2003, we generated free cash flow of $81.9 million compared to negative free cash flow of ($128.9) million in 2002. In 2002, free cash flow included $158.9 million of capital expenditures for the new casino and entertainment facility at St. Charles. Free cash flow is a non-GAAP financial measure, which we define as cash flows from operations, as defined in accordance with GAAP, less capital expenditures. The reconciliation of GAAP cash flows from operations to free cash flow is shown below.

Outlook

     Based on our preliminary results of operations to date and our outlook for the remainder of the quarter, for the first quarter of 2004 we currently estimate operating income of $33.0 million to $35.0 million, EBITDA of $50.0 million to $52.0 million (given anticipated depreciation expense of $17.0 million), interest expense of $15.3 million and diluted earnings per share of $0.40 to $0.44.

     For the year ending December 31, 2004, we currently estimate operating income of $144.0 million to $154.0 million, EBITDA of $215.0 million to $225.0 million (given anticipated depreciation expense of $71.0 million), interest expense of $57.1 million and diluted earnings per share of $1.94 to $2.16.

     Free cash flow for the full year 2004 is expected to be $67.0 million to $77.0 million. We plan to utilize future free cash flow to continue reducing debt and to invest in future growth opportunities that diversify our revenues. We intend to reduce long-term debt by up to approximately $80.0 million in 2004. Our capital expenditures in 2004 are expected to be approximately $80.0 million, consisting of approximately $40.0 million for the purchase of additional coinless slots, $15.0 million for hotel room renovations at Ameristar Council Bluffs and Ameristar Kansas City and $25.0 million for other capital maintenance across all properties.

Conference call

     We will hold a conference call to discuss our fourth quarter results and guidance for the first quarter and full year 2004 at 2:00 p.m. Eastern Time on February 2, 2004.

The call can be accessed live by calling (800) 289-0485. It can be replayed until February 13, 2004 at 8:00 p.m. Eastern Time by calling (888) 203-1112 and using the access code number 702915.

Forward-looking information

     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1. Business - Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2002 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

About Ameristar

     Ameristar Casinos, Inc. is an innovative, Las Vegas-based gaming and entertainment company known for its distinctive, quality-conscious hotel-casinos and value orientation. Led by President and Chief Executive Officer Craig H. Neilsen, the organization’s roots go back nearly five decades to a tiny roadside casino in the high plateau country that borders Idaho and Nevada. Publicly held since November 1993, the Company owns and operates six properties in Missouri, Iowa, Mississippi and Nevada, two of which carry the prestigious American Automobile Association’s Four Diamond designation. Ameristar’s Common Stock is traded on the Nasdaq National Market under the symbol: ASCA.

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Visit Ameristar Casinos’ Web site at www.ameristarcasinos.com

(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2002	2003	2002	2003

REVENUES:
Casino	$178,336	$193,624	$678,642	$760,376
Food and beverage	22,641	26,887	80,783	103,176
Rooms	5,059	6,133	22,824	25,136
Other	5,046	5,286	19,387	21,557

	211,082	231,930	801,636	910,245
Less: Promotional allowances	29,463	34,837	103,673	128,278

Net revenues	181,619	197,093	697,963	781,967

OPERATING EXPENSES:
Casino	80,383	89,802	297,476	349,845
Food and beverage	15,451	15,987	53,963	59,747
Rooms	1,144	1,631	6,826	6,343
Other	3,559	3,306	13,962	12,522
Selling, general and administrative	41,274	38,076	150,228	149,292
Depreciation and amortization	14,687	16,933	48,711	63,599
Impairment loss	—	—	5,213	687
Preopening expenses	—	—	6,401	—

Total operating expenses	156,498	165,735	582,780	642,035
Income from operations	25,121	31,358	115,183	139,932
OTHER INCOME (EXPENSE):
Interest income	66	48	174	330
Interest expense	(17,275)	(15,917)	(51,206)	(64,261)
Loss on early retirement of debt	—	(286)	—	(701)
Other	143	128	(272)	288

INCOME BEFORE INCOME TAX PROVISION	8,055	15,331	63,879	75,588
Income tax provision	3,008	5,782	23,345	27,968

NET INCOME	$5,047	$9,549	$40,534	$47,620

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-CONTINUED
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2002	2003	2002	2003

EARNINGS PER SHARE:
Net income:
Basic	$0.19	$0.36	$1.55	$1.80

Diluted	$0.19	$0.35	$1.50	$1.76

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	26,226	26,562	26,107	26,423

Diluted	26,858	27,362	26,992	27,120

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2002	2003	2002	2003

Consolidated cash flow information
Cash flows provided by operations	$44,386	$39,036	$126,618	$151,162
Cash flows used in investing	(43,047)	(22,647)	(241,454)	(83,379)
Cash flows provided by (used in) financing	42,060	(19,629)	164,311	(80,136)
Net revenues
Ameristar St. Charles	$58,623	$64,753	$190,526	$256,594
Ameristar Kansas City	51,996	54,987	211,728	214,819
Ameristar Council Bluffs	35,710	39,920	145,357	156,673
Ameristar Vicksburg	21,799	24,124	90,960	95,048
Jackpot Properties	13,491	13,309	59,217	58,833
Corporate and other	—	—	175	—

Consolidated net revenues	$181,619	$197,093	$697,963	$781,967

Operating income (loss) (1)
Ameristar St. Charles	$9,541	$14,957	$30,386	$61,257
Ameristar Kansas City	8,675	9,121	41,451	40,351
Ameristar Council Bluffs	8,335	11,834	38,560	45,552
Ameristar Vicksburg	4,757	4,914	23,261	21,215
Jackpot Properties	1,410	506	9,834	8,022
Corporate and other	(7,597)	(9,974)	(28,309)	(36,465)

Consolidated operating income	$25,121	$31,358	$115,183	$139,932

EBITDA (1) (2)
Ameristar St. Charles	$14,827	$20,524	$42,419	$84,219
Ameristar Kansas City	11,841	13,732	53,910	54,890
Ameristar Council Bluffs	10,724	14,413	47,866	55,684
Ameristar Vicksburg	7,108	7,399	32,587	30,835
Jackpot Properties	2,386	1,439	13,539	11,876
Corporate and other	(7,078)	(9,216)	(26,427)	(33,973)

Consolidated EBITDA	$39,808	$48,291	$163,894	$203,531

Operating income margins (1)
Ameristar St. Charles	16.3%	23.1%	15.9%	23.9%
Ameristar Kansas City	16.7%	16.6%	19.6%	18.8%
Ameristar Council Bluffs	23.3%	29.6%	26.5%	29.1%
Ameristar Vicksburg	21.8%	20.4%	25.6%	22.3%
Jackpot Properties	10.5%	3.8%	16.6%	13.6%
Consolidated operating income margin	13.8%	15.9%	16.5%	17.9%

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA—CONTINUED
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2002	2003	2002	2003

EBITDA margins (1) (2)
Ameristar St. Charles	25.3%	31.7%	22.3%	32.8%
Ameristar Kansas City	22.8%	25.0%	25.5%	25.6%
Ameristar Council Bluffs	30.0%	36.1%	32.9%	35.5%
Ameristar Vicksburg	32.6%	30.7%	35.8%	32.4%
Jackpot Properties	17.7%	10.8%	22.9%	20.2%
Consolidated EBITDA margin	21.9%	24.5%	23.5%	26.0%

(1)	For the year ended December 31, 2002, consolidated operating income and EBITDA include impairment charges of $5.2 million related to assets held for sale at St. Charles and preopening expenses of $6.4 million related to the opening of the new St. Charles facility. For the year ended December 31, 2003, consolidated operating income and EBITDA include charges of $0.7 million related to slot machines held for sale at all properties, costs of $1.3 million to advertise, market and introduce the “All New Ameristar Kansas City,” costs of $0.9 million related to the unsuccessful pursuit of a corporate acquisition and a benefit of $1.2 million related to sales and use tax refunds.

(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)

The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months		Year
	Ended December 31,		Ended December 31,
	2002	2003	2002	2003

Ameristar St. Charles:
Operating income	$9,541	$14,957	$30,386	$61,257
Depreciation and amortization	5,286	5,567	12,033	22,962

EBITDA	$14,827	$20,524	$42,419	$84,219

Ameristar Kansas City:
Operating income	$8,675	$9,121	$41,451	$40,351
Depreciation and amortization	3,166	4,611	12,459	14,539

EBITDA	$11,841	$13,732	$53,910	$54,890

Ameristar Council Bluffs:
Operating income	$8,335	$11,834	$38,560	$45,552
Depreciation and amortization	2,389	2,579	9,306	10,132

EBITDA	$10,724	$14,413	$47,866	$55,684

Ameristar Vicksburg:
Operating income	$4,757	$4,914	$23,261	$21,215
Depreciation and amortization	2,351	2,485	9,326	9,620

EBITDA	$7,108	$7,399	$32,587	$30,835

Jackpot Properties:
Operating income	$1,410	$506	$9,834	$8,022
Depreciation and amortization	976	933	3,705	3,854

EBITDA	$2,386	$1,439	$13,539	$11,876

Corporate and other:
Operating loss	$(7,597)	$(9,974)	$(28,309)	$(36,465)
Depreciation and amortization	519	758	1,882	2,492

EBITDA	$(7,078)	$(9,216)	$(26,427)	$(33,973)

Consolidated:
Operating income	$25,121	$31,358	$115,183	$139,932
Depreciation and amortization	14,687	16,933	48,711	63,599

EBITDA	$39,808	$48,291	$163,894	$203,531

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
RECONCILIATION OF CASH FLOWS FROM OPERATIONS TO FREE CASH FLOW
(Dollars in Thousands)
(Unaudited)

The following table sets forth a reconciliation of cash flows from operations, a GAAP financial measure, to free cash flow, a non-GAAP financial measure.

	Actual
	Year ended December 31,
	2002	2003

Cash Flows from Operations	$126,618	$151,162
Less: Capital Expenditures	255,530	69,219

Free Cash Flow (1)	(128,912)	81,943

Forecast
Year ending December 31, 2004

Estimated Cash Flows from Operations	$147,000 – 157,000
Less: Estimated Capital Expenditures	80,000

Estimated Free Cash Flow (1)	$67,000 – 77,000

(1)	Free cash flow is a non-GAAP financial measure, which we define as cash flows from operations, as determined in accordance with GAAP, less capital expenditures. Free cash flow represents the cash generated by our business operations that is available to be used to pay dividends, repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Management uses this measure to evaluate our ability to execute these initiatives and believes it is useful to investors for the same purpose. Free cash flow should not be construed as an alternative to cash flows from operations or any other measure determined in accordance with GAAP. We have other uses of cash flows, including mandatory principal payments of long-term debt, which are not included in the calculation of free cash flow. In addition, capital expenditures for maintenance purposes should not be considered as discretionary. It should also be noted that not all companies that report free cash flow calculate free cash flow in the same manner as we do.

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